                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              ARBOR DRUGS, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                              ARBOR DRUGS, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                ARBOR DRUG LOGO
                           3331 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 2, 1997

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Arbor Drugs, Inc. (the "Company"), to be held on December 2, 1997, at 11:00 a.m., Eastern Standard Time, at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan, or any adjournment thereof, for the following purposes:

          1. To elect seven directors; and

          2. To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $.01 (the "Common Stock"), from 40,000,000 shares to 100,000,000 shares.

          3. To consider and act upon a proposal to amend the Company's 1996 Stock Option Plan to increase by 3,000,000 shares the number of shares of the Company's Common Stock available for grant under the Company's 1996 Stock Option Plan.

          4. To consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan to increase by 500,000 shares the number of shares of the Company's Common Stock available under the Company's Employee Stock Purchase Plan.

          5. To transact such other business as may properly come before the Meeting.

     Only holders of record of shares of Common Stock, par value $.01 per share, at the close of business on October 10, 1997 will be entitled to notice of and to vote at the Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may withdraw your proxy and vote your shares.

     A copy of the Annual Report of the Company for the fiscal year ended July 31, 1997 accompanies this notice.

                                            By Order of the Board of Directors,

                                            Gilbert C. Gerhard, Secretary

Troy, Michigan
October 30, 1997

                               ARBOR DRUGS, INC.
                           3331 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 2, 1997

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 (the "Common Stock"), of Arbor Drugs, Inc., a Michigan corporation ("the Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on December 2, 1997 and at any adjournment thereof.

     At the Meeting, holders of shares of Common Stock ("Shareholders") will be asked:

          1. To elect seven directors; and

          2. To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 shares to 100,000,000 shares.

          3. To consider and act upon a proposal to amend the Company's 1996 Stock Option Plan (the 1996 Plan) to increase by 3,000,000 shares the number of shares of the Company's Common Stock available for grant under the Company's 1996 Stock Option Plan.

          4. To consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan to increase by 500,000 shares the number of shares of the Company's Common Stock available under the Company's Employee Stock Purchase Plan.

          5. To transact such other business as may properly come before the Meeting.

     This Proxy Statement and the accompanying form of proxy are first being sent to Shareholders on or about October 30, 1997.

     All references in this Proxy Statement to a fiscal year are to the Company's fiscal year ended July 31.

     All references to outstanding shares of Common Stock (or outstanding options for such shares) have been adjusted to give effect to the three-for-two stock dividend effected December 17, 1996.

                                  THE MEETING

DATE, TIME AND PLACE

     The Meeting will be held on December 2, 1997, at 11:00 a.m., Eastern Standard Time, at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan.

MATTERS TO BE CONSIDERED

     At the Meeting, Shareholders will be asked to consider and vote to elect seven directors (Proposal No. 1), to amend the Company's Restated Articles of Incorporation (Proposal No. 2), to amend the Company's 1996 Stock Option Plan (Proposal No. 3), and to amend the Company's Employee Stock Purchase Plan (Proposal No. 4). See "ELECTION OF DIRECTORS", "APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK", "APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN", and "APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN". The Board of Directors knows of no matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Shareholders as of the close of business on October 10, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 39,xxx,xxx shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for director named herein, FOR the proposed increase in the number authorized shares of the Company's Common Stock, FOR the proposed increase in the number of shares of Common Stock available for grant under the 1996 Stock Option Plan and FOR the proposed increase in the number of Shares of Common Stock available under the Company's Employee Stock Purchase Plan.

     Any proxy signed and returned by a Shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

REQUIRED VOTES

     Votes cast by proxy or in person at the Meeting will be counted in determining the presence of a quorum. Abstentions, withheld votes and broker non-votes (where a broker indicates on its proxy that it does not have discretionary authority to vote certain shares on a particular matter) will be counted in determining the presence of a quorum but will be treated as not voted in determining the approval of any matter submitted for a shareholder vote.

     Under Michigan law, the affirmative vote of the holders of a plurality of the shares of Common Stock voted at the Meeting is required to elect each director. As such, the seven nominees receiving the greatest number of votes cast at the Meeting will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast.

     With regard to approval of the amendment to the Restated Articles of Incorporation, Michigan law requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. With regard to approval of the amendment to the 1996 Stock Option Plan and the amendment to the Employee Stock Purchase Plan, Michigan law requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting. Because an affirmative vote is required, abstentions, withheld votes and broker non-votes will have the same effect as a no vote on these proposals.

     All of the directors and officers of the Company have indicated that they will cause all shares of Common Stock beneficially owned by them (excluding Common Stock which they have the right to acquire upon the exercise of currently exercisable stock options) to be voted in favor of the election as a director of each nominee named herein, in favor of the amendment to the Restated Articles of Incorporation, in favor of the amendment to the 1996 Stock Option Plan, and in favor of the amendment to the Employee Stock Purchase Plan. Such persons beneficially own, in the aggregate, 28.5% of the shares of Common Stock eligible to vote at the Meeting.

PROXY SOLICITATION

     The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

INDEPENDENT AUDITORS

     The Company has been advised that representatives of Coopers & Lybrand L.L.P., the Company's independent auditors in fiscal 1997, will attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of the Record Date, the number of shares of Common Stock, the Company's only class of voting securities, owned beneficially by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table appearing under "EXECUTIVE COMPENSATION" below and (iv) all directors and executive officers of the Company as a group. The information set forth in the table and accompanying footnotes has been furnished by the respective beneficial owners. Unless otherwise indicated, each person has sole voting and investment power over the reported shares.

                                                    AMOUNT AND NATURE OF   PERCENT OF
             NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP     CLASS
             ------------------------               --------------------   ----------
Eugene Applebaum..................................        9,679,544(1)        24.2%
Wellington Management Co., L.L.P..................        2,196,000(2)         5.4%
Markus M. Ernst...................................        1,605,978(3)         4.1%
Gilbert C. Gerhard................................          122,119(4)           *
David B. Hermelin.................................          388,875(5)         1.0%
Spencer M. Partrich...............................           79,125(5)           *
Laurie M. Shahon..................................           26,062(5)           *
Samuel Valenti III................................           39,000(5)           *
Donald M. Stutrud.................................          137,338(6)           *
Eric Bolokofsky...................................          103,504(7)           *
All directors and executive officers as a group
  (11 persons, including the foregoing)...........       12,378,984(8)        30.5%

-------------------------
 *  Less than 1.0%

(1) Includes 652,500 shares of Common Stock subject to Stock options granted pursuant to the Company's Amended and Restated Stock Option Plan (the "1986 Plan") and the Company's 1996 Stock Option Plan (the "1996 Plan") that are exercisable within 60 days of the Record Date. Includes 177,187 shares owned by Mrs. Applebaum, as to which Mr. Applebaum disclaims beneficial ownership. Includes 59,917 shares of Common Stock owned of record by Smith Barney, Inc., as trustee (the "401(k) Trustee") under the Arbor Drugs, Inc. 401(k) Plan (the "401(k) Plan"), on behalf of Mr. Applebaum as of June 30, 1997, the latest date as of which such information is available from the 401(k) Trustee. Excludes 658,124 shares of Common Stock held in Mrs. Applebaum's name as trustee for the children of Mr. and Mrs. Applebaum, as to which Mr. Applebaum disclaims beneficial ownership. Mr. Applebaum's business address is c/o Arbor Drugs, Inc., 3331 W. Big Beaver Road, Troy, Michigan 48084.

(2) The beneficial owner's address is 75 State Street, Boston, MA 02109.

(3) Includes 60,000 shares of Common Stock subject to stock options granted pursuant to the 1986 Plan and the 1996 Plan that are exercisable within 60 days of the Record Date. Includes 423 shares of Common Stock owned of record by the 401(k) Trustee on behalf of Mr. Ernst as of June 30, 1997. Includes 10,500 shares owned by Mrs. Ernst, as to which Mr. Ernst disclaims beneficial ownership.

(4) Includes 92,650 shares of Common Stock subject to stock options granted pursuant to the 1986 Plan and the 1996 Plan that are exercisable within 60 days of the Record Date. Includes 5,418 shares of Common Stock owned of record by the 401(k) Trustee on behalf of Mr. Gerhard as of June 30, 1997.

(5) Includes 16,500 shares of Common Stock subject to stock options automatically granted pursuant to the 1996 Plan that are exercisable within 60 days of the Record Date.

(6) Includes 86,400 shares of Common Stock subject to stock options granted pursuant to the 1986 Plan and the 1996 Plan that are exercisable within 60 days of the Record Date. Includes 13,131 shares of Common Stock owned of record by the 401(k) Trustee on behalf of Mr. Stutrud as of June 30, 1997.

(7) Includes 86,850 shares of Common Stock subject to stock options granted pursuant to the 1986 Plan and the 1996 Plan that are exercisable within 60 days of the Record Date. Includes 8,687 shares of Common Stock owned of record by the 401(k) Trustee on behalf of Mr. Bolokofsky as of June 30, 1997.

(8) Includes, in addition to the 978,400 such shares referred to in the preceding footnotes, a total of 116,350 shares of Common Stock subject to stock options granted to the Company's other executive officers pursuant to the 1986 Plan and the 1996 Plan that are exercisable within 60 days of the Record Date. Includes 18,412 shares of Common Stock owned of record by the 401(k) Trustee on behalf of such other executive officers as of June 30, 1997.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Meeting, seven directors are to be elected to serve until the next annual meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the election of the seven individuals named in the following table, all of whom currently are directors of the Company. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. If by reason of an unexpected occurrence one or more of the nominees is not available for election, however, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The following information is as of the Record Date.

                                                              PRINCIPAL BUSINESS
                                                            OCCUPATIONS DURING PAST
                                                               FIVE YEARS, OTHER
                    NAME                                     DIRECTORSHIPS AND AGE
                    ----                                    -----------------------
Eugene Applebaum.............................    President of the Company and its predecessors
  Director since 1963                            since 1963. Chairman of the Board of
                                                 Directors and Chief Executive Officer since
                                                 1985. Mr. Applebaum has been a registered
                                                 pharmacist in the State of Michigan since
                                                 1960. Age 60.
Markus M. Ernst..............................    Executive Vice President and Chief Operating
  Director since 1974                            Officer of the Company and its predecessors
                                                 since 1968. Age 60.
Gilbert C. Gerhard...........................    Senior Vice President -- Finance and
  Director since 1986                            Administration since February 1994. Chief
                                                 Financial Officer and Treasurer of the
                                                 Company since 1983. Secretary since 1995.
                                                 Vice President -- Finance and Administration
                                                 from 1983 to February 1994. Age 55.
David B. Hermelin............................    Private investor principally involved in real
  Director since 1986                            estate investment and development. Director
                                                 of First of America Bank -- Detroit, N.A. and
                                                 HA-LO Industries, Inc. Age 60.
Spencer M. Partrich..........................    Private investor principally involved in real
  Director since 1988                            estate investment and development. Co-owner
                                                 and principal of Lautrec, Ltd. and Lautrec
                                                 A&D, L.L.C., since 1976. Age 57.
Laurie M. Shahon.............................    Founder and President of Wilton Capital Group
  Director since 1988                            since January 1994. Managing Director of '21'
                                                 International Holdings, Inc. from April 1988
                                                 to December 1993. Director of One Price
                                                 Clothing Stores, Inc., Ames Department
                                                 Stores, Inc. and Homeland Stores, Inc. Age
                                                 45.
Samuel Valenti III...........................    President of Masco Capital Corporation since
  Director since 1992                            1988. Vice President -- Investments of Masco
                                                 Corporation since 1974. Vice Chairman of the
                                                 State of Michigan's Investment Advisory Board
                                                 since 1992. Age 51.

     The Board of Directors recommends a vote FOR each of the above-named nominees.

                INFORMATION CONCERNING MEETINGS OF THE BOARD OF
            DIRECTORS AND BOARD COMMITTEES AND DIRECTOR COMPENSATION

     The Board of Directors held five meetings during fiscal 1997. All directors, with the exception of Mr. Valenti, attended 100% of the meetings of the Board of Directors and the committees of the Board of Directors on which they serve. Mr. Valenti was unable to attend two of the Board of Directors meetings and one of the Compensation Committee meetings.

     The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a separate nominating committee.

     The Audit Committee recommends the engagement of the Company's independent auditors, reviews the scope and cost of the audit, considers comments made by the independent auditors with respect to accounting procedures and internal controls and the consideration given thereto by management, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The committee, which currently consists of Mr. Hermelin, Mr Partrich, Ms. Shahon (Chair) and Mr. Valenti, held two meetings during fiscal 1997.

     The Compensation Committee provides guidance and commentary to management and the entire Board of Directors with respect to all corporate compensation, benefits and employee equity programs and administers the 1986 Plan, the 1996 Plan and the Employee Stock Purchase Plan. The committee, which currently consists of Mr. Hermelin, Ms. Shahon and Mr. Valenti (Chair), held two meetings during fiscal 1997.

     Directors who are also employees of the Company receive no remuneration for services as a member of the Board or any committee of the Board. In fiscal 1997, each non-employee director received an annual fee of $10,000 for serving as a director plus $500 for each meeting of the Board that such director attended. No additional fees were paid for service on any of the Board committees. Non-employee directors are not eligible to receive options to purchase shares of Common Stock pursuant to the 1986 Plan or to participate in the Company's Employee Stock Purchase Plan; however, pursuant to the 1996 Plan each non-employee director was automatically granted options to purchase 15,000 shares of Common Stock, at the time of adoption of the 1996 Plan, and will be automatically granted options to purchase 1,500 shares of Common Stock at the time of each annual meeting.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer (the "CEO") and each of the other four most highly compensated executive officers of the Company for all services rendered in all capacities to the Company and its subsidiaries in fiscal 1997, 1996 and 1995.

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                                           ANNUAL      ------------
                                                        COMPENSATION    SECURITIES
                                                        ------------    UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITIONS        FISCAL YEAR    SALARY($)      OPTIONS(#)    COMPENSATION(1)($)
      ----------------------------        -----------    ---------      ----------    ------------------
Eugene Applebaum........................     1997         $450,000       450,000           $26,550
  President and CEO                          1996         $450,000       450,000           $26,550
                                             1995         $450,000       675,000           $10,487
Markus M. Ernst.........................     1997         $250,000       150,000           $11,831
  Executive Vice President and               1996         $250,000       150,000           $12,894
  Chief Operating Officer                    1995         $250,000       225,000           $12,606
Gilbert C. Gerhard......................     1997         $167,500        45,000           $13,624
  Senior Vice President -- Finance           1996         $162,500        45,000           $13,369
  and Administration, Chief Financial        1995         $155,000        51,750           $12,952
  Officer, Treasurer and Secretary
Donald M. Stutrud.......................     1997         $142,500        45,000           $ 4,846
  Senior Vice President -- Store             1996         $137,500        45,000           $ 4,657
  Operations                                 1995         $133,500        51,750           $ 4,480
Eric Bolokofsky.........................     1997         $142,500        45,000           $ 3,992
  Senior Vice President -- Merchandising     1996         $135,000        45,000           $ 3,861
                                             1995         $125,000        54,000           $ 3,739

-------------------------
(1) Represents (i) the Company's contribution of $500 in fiscal 1997, 1996 and 1995 to each named executive officer's account under the 401(k) Plan and
    (ii) insurance premiums paid by the Company with respect to term life and disability insurance for the benefit of each named executive officer. All contributions to the 401(k) Plan are immediately vested.

OPTION GRANTS IN FISCAL 1997

     The following table sets forth certain information concerning individual grants of stock options made to each of the executive officers of the Company named in the Summary Compensation Table during fiscal 1997. All such grants were made pursuant to the 1996 Plan.

                                              INDIVIDUAL GRANTS
                         ------------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF                                                       ASSUMED ANNUAL RATES OF
                           SECURITIES         % OF TOTAL                                  STOCK PRICE APPRECIATION FOR
                           UNDERLYING       OPTIONS GRANTED    EXERCISE                          OPTION TERM(2)
                         OPTIONS GRANTED    TO EMPLOYEES IN     PRICE      EXPIRATION    ------------------------------
        NAME                 (#)(1)           FISCAL 1997       ($/SH)        DATE           5%($)           10%($)
        ----             ---------------    ---------------    --------    ----------        -----           ------
Eugene Applebaum.....        450,000             40.48%         $14.83     10/03/2002       $2,270,133       $5,150,158
Markus M. Ernst......        150,000             13.49           14.83     10/03/2002          756,711        1,716,719
Gilbert C. Gerhard...         45,000              4.05           14.83     10/03/2002          227,013          515,016
Donald M. Stutrud....         45,000              4.05           14.83     10/03/2002          227,013          515,016
Eric Bolokofsky......         45,000              4.05           14.83     10/03/2002          227,013          515,016

-------------------------
(1) The indicated stock options vest at a rate of 20% per year, beginning on the first anniversary of the date of grant and have a term of six years (subject to full accelerated vesting upon certain change in control events). All rights to exercise such stock options terminate upon the resignation, retirement or voluntary or involuntary termination of the optionee, except that the Compensation Committee may, in its sole discretion, grant an optionee the right for a period not to exceed three months to exercise that portion of the stock option that is exercisable by the optionee on the date of such resignation, retirement or termination. In addition, stock options may be exercised within (i) twelve months after an optionee's employment is terminated by death or (ii) three months after an optionee's employment is terminated due to permanent disability, but in no event subsequent to the expiration of the stock option.

(2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise of the stock options immediately prior to the expiration of their term using 5% and 10% appreciation rates (as specified by the Securities and Exchange Commission), compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's stock price. Actual gains, if any, upon future exercise of any of these options will depend upon the actual performance of the Common Stock.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND 1997 FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning the exercise of stock options during fiscal 1997 by each of the executive officers of the Company named in the Summary Compensation Table and the value of unexercised options held by such persons as of July 31, 1997, measured in terms of the closing price of the shares of Common Stock on that date as reported by NASDAQ ($24.625 per share).

                                                                   NUMBER OF
                                                                  SECURITIES               VALUE OF
                                                                  UNDERLYING             UNEXERCISED
                                                                  UNEXERCISED            IN-THE-MONEY
                                                                  OPTIONS AT              OPTIONS AT
                                   SHARES                         7/31/97(#)              7/31/97($)
                                 ACQUIRED ON     VALUE($)        EXERCISABLE/            EXERCISABLE/
            NAME                  EXERCISE      REALIZED(1)      UNEXERCISABLE          UNEXERCISABLE
            ----                 -----------    -----------      -------------          -------------
Eugene Applebaum.............      855,000      $6,859,328     472,500/1,485,000    $7,230,313/$19,398,125
Markus M. Ernst..............      421,500       3,946,587         --  / 486,000         --   /  6,317,750
Gilbert C. Gerhard...........       21,875         280,597       73,300/ 126,450     1,126,740/  1,598,881
Donald M. Stutrud............       28,125         358,749       67,050/ 126,450     1,038,806/  1,598,881
Eric Bolokofsky..............       28,125         352,031       67,950/ 127,800     1,050,869/  1,616,975

-------------------------
(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the shares of Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

CHANGE IN CONTROL AGREEMENTS

     As of December 9, 1996, the Board of Directors of the Company approved Change in Control Agreements with certain key employees of the Company, including each of the executive officers named in the Summary Compensation Table. The Board of Directors determined that, given the uncertainties affecting the drug store business and the growing number of consolidations in the industry, it would be in the best interests of the Company and its shareholders to induce these key employees to remain with the Company and to reinforce and encourage their continued attention and dedication to the Company.

     The agreements provide each executive officer named in the Summary Compensation Table with certain benefits if he or she is terminated by the Company or a successor of the Company, other than for cause, or if the executive officer terminates his or her employment with the Company or such successor for "Good Reason" within 180 days before, or within two years following, a "Change in Control" of the Company. "Good Reason" is defined to include the assignment of duties or responsibilities materially inconsistent with those assigned to the officer prior to the Change in Control, a reduction in the officer's total compensation below the average of the two most recent calendar year compensation amounts or of welfare benefits available to the officer prior to the Change in Control, or relocation of the officer's principal place of business to a location more than 35 miles from the officer's principal place of business prior to the Change in Control. A "Change in Control" is defined to include the acquisition by a person or group of persons of more than 50% of the Common Stock or the approval by the Board of a sale of all or substantially all of the assets of the Company or of certain consolidations or mergers of the Company.

     Upon any of the above-described events, the Company would be obligated to continue the executive officer's participation in the Company's medical, dental, hospitalization, disability and life insurance plans, programs or arrangements, as if he or she remained an employee, until the earlier of the two-year period following the date of termination of employment or the date or dates he or she receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer. In addition, each of the executive officers, other than Eugene Applebaum and Markus M. Ernst, would be entitled to receive a lump sum payment, within five days following termination of such officer's employment, equal to two times such officer's annual base salary as of the date of termination of employment. Finally, each officer would also receive an additional amount of compensation equal to any excise tax payable by the officer as a result of his or her receipt of "excess parachute payments" relating to the Change in Control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During fiscal 1997, the members of the Compensation Committee were Mr. Hermelin, Ms. Shahon and Mr. Valenti. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. All fiscal 1997 compensation packages for executive officers were initially established by Mr. Applebaum and, with respect to stock option grants, reviewed and approved by the Compensation Committee.

     The Company leases a drugstore from a general partnership in which Mr. Partrich owns a minority interest. During fiscal 1997, the Company's payments to the partnership aggregated $158,355.

     The Company leases three drugstores from a general partnership formed by Messrs. Applebaum and Ernst, of which Mr. Applebaum is the majority partner. During fiscal 1997, the Company's payments to the partnership aggregated $406,413. The Company also leases a drugstore from a limited partnership, of which Mr. Applebaum is a limited partner. During fiscal 1997, the Company's payments to the partnership aggregated $92,691.

     The Company believes that each of the leases described above is no less favorable to the Company than would have been available from unaffiliated parties.

                      REPORT OF THE COMPENSATION COMMITTEE
                    WITH RESPECT TO EXECUTIVE COMPENSATION*

     All cash compensation for the executive officers named in the Summary Compensation Table for fiscal 1997 was determined by Mr. Applebaum prior to and effective as of February 1, 1997. Grants of stock options to the named executive officers were made in October 1996 by the Compensation Committee.

EXECUTIVE COMPENSATION PRINCIPLES

     The Company's executive compensation program is based on principles, set forth in the Compensation Committee charter, which are intended to align compensation with achievement of Company objectives in business strategy, management initiatives and financial results. The executive compensation principles set forth in the Compensation Committee's charter are designed to:

     -- Attract and retain the highly qualified, experienced and motivated executives needed for the success of the Company;

     -- Provide compensation opportunity that is competitive with companies in the chain drugstore industry and/or companies of comparable complexity, risk and size;

     -- Reward executives for performance; and

     -- Align management's interests with the interests of Shareholders for the long-term success of the Company.

     The Company's fiscal 1997 compensation program consisted of cash compensation and equity-based compensation pursuant to the 1996 Plan and the Company's Employee Stock Purchase Plan. In addition, during fiscal 1997, the Board of Directors of the Company approved Change in Control Agreements with certain key employees of the Company, including each of the executive officers named in the Summary Compensation Table (see "EXECUTIVE COMPENSATION -- Change in Control Agreements" above). Such agreements were entered into based on the determination of the Board of Directors that, given the uncertainties affecting the drug store business and the growing number of consolidations in the industry, it would be in the best interests of the Company and its shareholders to induce each of such executive officers to remain with the Company and to reinforce and encourage their continued attention and dedication to the Company.

     Options under the 1996 Plan were granted at the then current market price, and vest at a rate of 20% a year beginning on the first anniversary of grant (subject to acceleration upon certain change in control events). The options are scheduled to expire on the sixth anniversary of grant.

     The Employee Stock Purchase Plan permits each employee of the Company to purchase up to $25,000 of Common Stock per annum at 85% of the lesser of the fair market value of Common Stock on the first day or last day of a purchase period. The Company adopted the Employee Stock Purchase Plan in order to recognize the contributions of its employees to the success of the Company and, in part, because of similar plans adopted by members of the Peer Group (as such term is hereinafter defined) with whom the Company primarily competes for the services of officers, pharmacists and corporate managers.

     With certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") imposes an annual individual limitation of $1 million on the deductibility of compensation payments to the Company's Chief Executive Officer (the "CEO") and the other four most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of the Company's taxable year. "Performance-based" compensation, as defined in Section 162(m) of the Code, is

-------------------------

* The disclosure contained in this section is not incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporated future filings or portions thereof (including this Proxy Statement or this section).

excluded from this limitation. The Company believes that options granted under the 1996 Plan should qualify as "performance-based" compensation provided that (as was the case for grants made during fiscal 1997) the exercise price of such options is not less than the fair market value of the Common Stock at the date of grant.

     The Company does not have any other long-term incentive, restricted stock purchase or profit-sharing programs and does not have or contribute to any retirement programs on behalf of its employees, including its executive officers.

COMPENSATION OF THE CEO

     The present philosophy of the Compensation Committee is to maintain the CEO's cash compensation at the level in place since 1987 and to reward and further encourage performance in a particular year using equity-based compensation, which strengthens the mutuality of interests between the CEO and the Company's shareholders. In accordance with this, the fiscal 1997 cash compensation for Mr. Applebaum, the Company's CEO, remained at $450,000 and, in October 1996, Mr. Applebaum was granted an option under the 1996 Plan covering 450,000 shares of Common Stock.

     The factors considered by the Compensation Committee in determining the amount of equity-based compensation awarded to Mr. Applebaum in fiscal 1997 included its subjective evaluation of the Company's general operating and financial performance and expansion, as well as Mr. Applebaum's leadership and establishment and implementation of strategic direction for the Company. During fiscal 1997, the Company opened 17 new drugstores and surpassed the $950 million mark in annual sales. The Company also increased its market share in its primary market, maintaining its position as the drugstore market share leader in the greater metropolitan Detroit area, and advanced to become the eighth largest drugstore chain in the nation based on gross sales. The number of options previously granted under the 1986 Plan and 1996 Plan to all employees in the aggregate and to Mr. Applebaum, individually, were also considered in determining the size of Mr. Applebaum's fiscal 1997 award of options. No particular weight was given to any factor by the Compensation Committee.

     Currently, the CEO is not eligible to participate in the Employee Stock Purchase Plan due to his ownership of more than 5% of the outstanding Common Stock.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     Each of the other named executive officers, other than Markus Ernst, received an increase in cash compensation, as determined by the CEO, of approximately 3-5%. Mr. Ernst's fiscal 1997 cash compensation of $250,000 has remained unchanged since 1987. Options were granted by the Compensation Committee to executive officers based upon the recommendation of the CEO. In making his recommendations, the CEO subjectively considered certain factors, including his perception of individual performance, the individual's contribution to the overall performance of the Company and the anticipated value of the executive's contribution to the Company's future performance, as well as the need to retain executives. The Compensation Committee reviewed with the CEO his recommendations and, for certain officers, granted more options than recommended by the CEO to reflect the Compensation Committee's subjective consideration of such factors. The determination was not based on specific objectives. No specific weight was given to any of the factors considered. The numbers of options previously granted under the 1986 Plan and 1996 Plan to all employees in the aggregate and to each executive officer, individually, were also considered in determining the fiscal 1997 awards of options to each executive officer.

                                            THE COMPENSATION COMMITTEE

                                            Samuel Valenti III, Chair
                                            David B. Hermelin
                                            Laurie M. Shahon

                              PERFORMANCE GRAPH**

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of (i) companies included in the S&P 500 Index and (ii) certain companies identified below (the "Peer Group"). The graph points set forth below are as of July 31 of each year indicated.

                              [PERFORMANCE GRAPH]

Measurement Period                                                                NACDS Peer
(Fiscal Year Covered)                   Arbor Drugs, Inc.       S&P 500           Group
1992                                           100.00             100.00             100.00
1993                                            89.09             108.73              98.97
1994                                           107.47             114.34             103.67
1995                                           135.07             144.19             144.50
1996                                           148.03             168.08             171.18
1997                                           304.46             255.48             303.10

     The Peer Group consists of the following companies, all of which are primarily engaged in the chain drugstore retail business: Drug Emporium, Inc.; Genovese Drug Stores, Inc.; Longs Drug Stores Corporation; Rite Aid Corp.; and Walgreen Co. Data for the Peer Group Index and the S&P 500 was provided to the Company by the National Association of Chain Drug Stores (which omitted from the index three companies included last year: Big B, Inc., which was acquired by Revco D. S., Inc.; Fay's Incorporated, which was acquired by J.C. Penney's Thrift Drug subsidiary and Revco D.S., Inc. which was acquired by CVS Corporation).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS

     In August 1997, the Company signed a lease for a drugstore with a limited liability company in which Mr. Applebaum's son-in-law is a minority partner. Monthly lease payments of $13,600 are scheduled to begin when the store opens, which is anticipated to be in the summer of 1998.

     The Company believes that this transaction described above is no less favorable to the Company than would have been available from unaffiliated parties.

     For information concerning additional related party transactions, see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

-------------------------

** The graph and related disclosure contained in this section are not incorporated by reference into any filings by the Company under the Securities Act or the Exchange Act that incorporated future filings or portions thereof (including this Proxy Statement or this section).

                                 PROPOSAL NO. 2

       APPROVAL OF THE AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK

     Article III of the Company's Restated Articles of Incorporation presently provides for an authorized capitalization of the Company of 40,000,000 shares of Common Stock, $.01 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share. As of October 10, 1997, none of the shares of Preferred Stock had been issued and 39,xxx,xxx shares of Common Stock were issued and outstanding.

     The Board of Directors of the Company has proposed an amendment to Article III of the Company's Restated Articles of Incorporation to increase, from 40,000,000 to 100,000,000, the number of authorized shares of Common Stock.

     The approval of this proposed amendment to the Company's Restated Articles of Incorporation increasing the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock.

     If the proposal is approved by the shareholders of the Company, the additional 60,000,000 shares of Common Stock so authorized will be available for issuance by the Board of Directors of the Company for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. There are no present arrangements, understandings or plans for the issuance of any such additional shares. If the proposed amendment is not approved, the Company would not have sufficient shares to grant options to key employees, to permit the Company to issue additional shares to meet purchase requests under the Employee Stock Purchase Plan, or to declare future stock dividends, in a manner consistent with the Company's past practices. The Company does not anticipate that it would seek authorization from the shareholders for issuance of such additional shares unless required by applicable law or regulation. Any additional shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

     One of the effects of the amendment, if adopted, however, may also be to enable the Board of Directors to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action, however, could discourage an acquisition of the Company which shareholders might view as desirable. In addition, since the Company's shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interests of current shareholders of the Company.

     The Board of directors recommends a vote FOR this proposal.

                                 PROPOSAL NO. 3

            APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN

     The 1996 Plan was established by the Company to provide the Company with an effective means to attract, retain and motivate key personnel of the Company. The 1996 Plan currently authorizes the granting of up to 3,000,000 shares of Common Stock with no individual to be granted options greater than 1,500,000 in the aggregate. This proposal increases the maximum number of shares of Common Stock that may be allocated pursuant to grants of options under the 1996 Plan to 6,000,000 shares of Common Stock and increases the maximum number of shares of Common Stock, in the aggregate, that may be allocated to an individual pursuant to grants of options under the 1996 Plan to 3,000,000 shares of Common Stock. Prior to the date of this proposed amendment to the 1996 Plan by the Board of Directors, 2,211,376 shares of Common Stock had been granted to executive officers and employees pursuant to awards under the 1996 Plan with an additional 1,150,000 awarded on October 6, 1997, pending approval of this Proposal No. 3. See "APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN -- Fiscal 1998 Grants." The Board of Directors believes that the best interests of the Company will be served by increasing the number of shares available for awards granted under the 1996 Plan. The Board of Directors believes that the existing awards have enhanced the Company's position in the highly competitive market for managerial and executive talent and have enabled the Company to appropriately align executives' long-term interests with those of shareholders through stock ownership by the executive. To remain competitive, it is the judgment of the Board of Directors that an amendment permitting the allocation of additional shares to awards under the 1996 Plan should be adopted. The essential features of the 1996 Plan are outlined below.

     Because the Company currently has 39,xxx,xxx shares outstanding, no additional shares can be authorized for grant under the 1996 Stock Option Plan unless Proposal No. 2 is approved. Accordingly, approval of this Proposal No. 3 is contingent upon approval of Proposal No. 2. See "APPROVAL OF THE AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK."

GENERAL

     The purpose of the 1996 Plan is to enhance the profitability and value of the Company for the benefit of the Shareholders by enabling the Company to provide key employees and non-employee directors of the Company and key employees of its subsidiaries an opportunity to acquire an ownership interest in the Company, or increase their existing ownership interests, and thereby attract, retain and reward such key employees and non-employee directors, and strengthen the mutuality of interests between such key employees and non-employee directors and the Shareholders. Pursuant to the 1996 Plan, during the ten year period ending October 4, 2005, the Company may grant options with respect to an aggregate of up to 3,000,000 shares of Common Stock with no individual to be granted options with respect to greater than 1,500,000 shares of Common Stock. Options granted pursuant to the 1996 Plan may be either options intended to satisfy the requirements of incentive stock options within the meaning of Section 422 of the Code ("ISOs") or non-qualified stock options not intended to satisfy the requirements for ISOs ("NQSOs"). Shares of Common Stock subject to options may be either authorized and unissued shares, or previously issued shares acquired or to be acquired by the Company and held in its treasury.

ADMINISTRATION

     The 1996 Plan is administered by the Compensation Committee of the Board of Directors of the Company, which is comprised of "non-employee directors" within the meaning of Rule 16b-3 under Section 16(b) of the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. Any or all powers and functions of the Compensation Committee may be exercised at any time and from time to time by the Board of Directors or, at the direction of the Board of Directors, another committee of the Board of Directors, provided all of the members of the Board or such committee are "non-employee directors" and "outside directors", as described above (references below to the Committee shall be deemed to include references to the Board of Directors and such other Committee to the extent any of the foregoing administers the 1996 Plan). Subject to the express provisions of the 1996 Plan, including those relating to non-employee directors, the authority of the Committee includes, among other things, determining the persons to whom options are granted, the timing of any grants, the number of shares subject to each option, the period of exercisability, the designation of options as ISOs or NQSOs and the other terms and provisions thereof.

     Non-employee directors and officers subject to Section 16(a) of the Exchange Act may not, and the Committee also has the authority to require, as a condition to any grant, that any other grantee also may not, sell or otherwise dispose of shares acquired pursuant to the exercise of an option within six months of the date an option is granted.

ELIGIBILITY

     ISOs may be granted only to salaried key employees of the Company or any subsidiary or parent corporation of the Company now existing or subsequently formed or acquired. NQSOs may be granted to salaried key employees and non-employee directors of the Company and key employees of any subsidiary or parent corporation of the Company now existing or subsequently formed or acquired.

GRANT, TERMS AND CONDITIONS OF OPTIONS

     The Company will not receive any monetary consideration for granting options.

     The exercise price for each share subject to an option will be an amount that the Committee determines, in its good faith judgment, to be not less than 100%, in the case of an ISO or an NQSO granted to a Director Participant (as defined below), or 85%, in the case of any other NQSO, of the fair market value of the Common Stock on the date the option is granted. In the case of ISOs, however, the exercise price per share of ISOs granted to any holder of capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation) will be in an amount that the Committee determines, in its good faith judgment, to be not less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

     Under the 1996 Plan, fair market value per share means:

          (1) if the shares are listed on a national securities exchange or reported on the NASDAQ Stock Market -- National Market ("NASDAQ-NMS"), the last reported sale price per share on such exchange or such system on the date the option is granted or, if the shares are not traded or reported on such date, then on the closest preceding date on which such shares were traded or reported; or

          (2) if the shares are not listed on a national securities exchange or reported on NASDAQ-NMS but are quoted in the over-the-counter market, the average of the closing bid and ask quotations in such market for such shares on the date the option is granted or, if there are no such quotations on such date, then on the closest preceding date on which such quotations are available; provided, however, that if, in the judgment of the Committee, there is not a regular, active public market for the shares, fair market value per share shall be determined by the Committee in its good faith judgment. The determination by the Committee of fair market value will be conclusive and binding.

     Payment for shares purchased upon the exercise of options may be in cash or, if the terms of an option so provide, with other shares of Common Stock or an executed promissory note on such terms and conditions as the Committee shall determine.

     Except for NQSOs granted to Director Participants, which are discussed below, options granted under the 1996 Plan are exercisable at such times, in such amounts and during such period or periods as the Committee may determine at the date the option is granted. ISOs, however, are not exercisable after ten years from the date of grant and, in the case of a person who at the date of grant owns capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation), are not exercisable after five years from the date of grant. Except as otherwise provided under the Code, if the aggregate fair market value of shares subject to ISOs (under any plan of the Company or any subsidiary or parent corporation of the Company) exercisable for the first time in any calendar year exceeds $100,000, such options will be treated as NQSOs.

     In addition, the Committee has the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, the right to exercise any option granted under the 1996 Plan (other than an NQSO granted to a Director Participant).

     In the event of retirement, termination by the Company of employment with or without cause, termination of employment by an optionee with or without good reason or upon death or disability, special rules will apply regarding the exercisability of options.

     Options may not be transferred except by will or the laws of descent or distribution (except, in the case of NQSOs, to the extent that the restrictions on transferability currently imposed by Rule 16b-3 under the Exchange Act are modified or eliminated). Options are only exercisable during the lifetime of a holder by such holder (or, in the case of NQSOs, to the extent transferability may be permitted in the future, by such holder's permitted transferee).

     In the event of a "change in control" of the Company, all then outstanding options shall immediately become exercisable. The Committee, in its sole discretion, may determine that, upon the occurrence of a "change in control", each option outstanding under the 1996 Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such option, an amount in cash or other property, or any combination thereof, equal to the excess of the aggregate fair market value at the time of such transaction of the shares subject to such option over the aggregate exercise price therefor. The foregoing provision does not apply to options granted to directors or officers subject to Section 16(a) of the Exchange Act within six months prior to a "change in control", unless an exemption from liability under Section 16(b) of the Exchange Act is otherwise available.

     At October 10, 1997, exclusive of options granted on October 6, 1997, subject to approval of this Proposal No. 3 (see "Fiscal 1998 Grants" below), options to purchase an aggregate of x,xxx,xxx shares of the Company's Common Stock, at an exercise price in the range of $x.xx to $xx.xx, were outstanding under the 1996 Plan. As of October 10, 1997, the average fair market value of each share of Common Stock was $xx.xx. As of October 10, 1997, an aggregate of 788,624 shares of Common Stock were available for grant under the 1996 Plan. The maximum number of shares of Common Stock that may be allocated pursuant to grants of options under the 1996 Plan is proposed to be increased from 3,000,000 shares to 6,000,000 shares of Common Stock, which amount is subject to adjustment in the event of a change in the Company's capitalization. For a summary description of stock option grants awarded pursuant to the 1996 Plan during fiscal 1997, as well as stock option exercises and stock option values during fiscal 1997, see "EXECUTIVE COMPENSATION -- Option Grants in Fiscal 1997" and "EXECUTIVE COMPENSATION -- Aggregate Option Exercises in Fiscal 1997 and 1997 Fiscal Year-End Option Values."

SPECIAL PROVISIONS RELATING TO DIRECTOR PARTICIPANTS

     Commencing with the effective date of the 1996 Plan, each then current non-employee director of the Company (a "Director Participant") was automatically granted NQSOs to purchase 15,000 shares of Common Stock and will automatically be granted NQSOs to purchase 1,500 shares at the time of each annual meeting of the Company's shareholders at which such director is elected to the Board of Directors (commencing with the annual meeting held in calendar year 1996). Future Director Participants will automatically be granted NQSOs to purchase 15,000 shares of Common Stock upon their initial appointment or election to the Board of Directors and will automatically be granted NQSOs to purchase 1,500 shares of Common Stock at the time of each subsequent annual meeting of the Company's shareholders at which such director is elected to the Board of Directors. The purchase price of the shares of Common Stock covered by the NQSOs to be granted to a Director Participant will be the fair market value of such shares of Common Stock on the date such option is granted.

     NQSOs granted to Director Participants may not be exercised for one year immediately following the date of grant. Thereafter, such NQSOs will be exercisable for the period ending five years from the date of grant, subject to limitations or restrictions pursuant to the terms of the 1996 Plan. Upon termination of a Director Participant's directorship, any NQSO granted to such Director Participant will, to the extent not theretofore exercised, terminate and be null and void; provided, however, that in the case of termination under certain circumstances, such NQSO shall (if not then exercisable) become immediately exercisable and may be exercised for certain periods of time thereafter as set forth in the 1996 Plan.

EFFECT OF CHANGE IN COMMON STOCK

     In the event of any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, an adjustment will be made to each outstanding option so that such option thereafter is exercisable for such securities, cash and/or property as would have been received had such option been exercised in full immediately prior to such transaction and been exchanged in such transaction. An adjustment will be made successively each time any such change occurs.

AMENDMENT OR TERMINATION

     The Board of Directors of the Company may at any time amend or terminate the 1996 Plan, provided that no such action affects or impairs the rights of an optionee under any previously granted option and that (subject to certain exceptions) the special provisions relating to Director Participants may not be amended more frequently than once every six months. Notwithstanding the foregoing, without the approval of the Shareholders, no amendment or change may be made (i) increasing the total number of shares of Common Stock reserved for options under the plan or the maximum number of shares for which options may be granted to any one individual (other than an increase resulting from an adjustment), (ii) reducing the exercise price of any ISO, (iii) modifying the provisions of the 1996 Plan relating to eligibility or (iv) materially increasing the benefits accruing to participants under the 1996 Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The statements in the following paragraphs of the principal federal income tax consequences of options under the 1996 Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

     INCENTIVE STOCK OPTIONS. ISOs granted under the 1996 Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

     An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax", which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NQSO and will be subject to the rules set forth below under the caption "Non-Qualified Options".

     Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period -- thereby making a "disqualifying disposition" -- the employee would realize ordinary income on the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time).

     An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

     The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code (as discussed below) do not apply.

     NON-QUALIFIED OPTIONS. NQSOs granted under the 1996 Plan are options that do not qualify as ISOs. An optionee who receives an NQSO will not recognize any taxable income upon the grant of such NQSO. However, the optionee generally will recognize ordinary income upon exercise of an NQSO in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time of exercise over (ii) the exercise price.

     The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NQSO will be subject to both wage withholding and employment taxes (if any). In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an NQSO, the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the optionee or by the optionee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the optionee with respect to his or her NQSO, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code (as described below) do not apply.

     If an optionee exercises an NQSO by delivering shares of Common Stock to the Company, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

     CHANGE IN CONTROL. As described above, upon a "change in control" of the Company, all the then outstanding options granted under the 1996 Plan will immediately become exercisable. In general, if the total amount of payments to an employee that are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including certain payments under the 1996 Plan that vest upon a "change in control", equals or exceeds three times the employee's "base amount" (generally, such employee's average annual compensation for the five years preceding the "change in control"), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the employee would be subject to a 20% excise tax on such portion of the payments.

     CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). Options granted under the 1996 Plan should, under certain circumstances, qualify for the performance-based compensation exemption to Section 162(m) of the Code. In order to qualify for such exemption, among other requirements, (i) the option must be granted with an exercise price not less than the fair market value of the shares of Common Stock at the time of grant and (ii) the Committee must, at the time it grants the option, consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code (which requirement the presently constituted Committee satisfies). The options described under "Fiscal 1998 Grants" below should qualify for the performance-based compensation exemption provided that Shareholder approval of the proposed amendment of the 1996 Plan is obtained.

FISCAL 1998 GRANTS

     On October 6, 1997, grants of options covering a total of 1,150,000 shares of Common Stock (each having an exercise price of $23.125 per share which is equal to the fair market value of the Common Stock at the date of grant) were made by the Compensation Committee, upon recommendation of the CEO, pursuant to the 1996 Plan, subject to Shareholder approval of this Proposal No. 3. If this Proposal No. 3 is not approved by Shareholders at the Meeting, such grants will become null and void.

     Certain information about the grants is set forth in the following table.

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING
             NAME AND POSITION OF GRANTEE/GROUP                  OPTIONS GRANTED(#)
             ----------------------------------                 ---------------------
Eugene Applebaum............................................            450,000
  President and CEO
Markus M. Ernst.............................................            150,000
  Executive Vice President and Chief Operation Officer
Gilbert C. Gerhard..........................................             45,000
  Senior Vice President -- Finance and Administration, Chief
  Financial Officer, Treasurer and Secretary
Donald H. Stutrud...........................................             45,000
  Senior Vice President -- Store Operations
Eric Bolokofsky.............................................             45,000
  Senior Vice President -- Merchandising
All executive officers as a group...........................            795,000
All employees as a group....................................          1,150,000

     Each option described above has the same general terms as are described in "EXECUTIVE COMPENSATION -- Option Grants in Fiscal 1997" and will expire October 5, 2003. Because the value of the options depends upon the market value, from time to time, of the underlying shares of Common Stock, the Company is unable to readily determine the value of such option grants.

     The Board of Directors recommends a vote FOR this proposal.

                                 PROPOSAL NO. 4

         APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "Plan) was established by the Company in 1994 to further encourage broader ownership by employees of the Company, and thereby provide an incentive for employees to contribute to the profitability and success of the Company. In particular, the Board of Directors believes that the Plan offers a convenient means for such employees who might not otherwise own Common Stock in the Company to purchase and hold Common Stock, and that the discounted sale feature of the Plan provides a meaningful inducement to participate. The Board of Directors believes that the employees' continuing economic interests as shareholders in the performance and success of the Company will further enhance the entrepreneurial spirit of the Company, which can greatly contribute to the long-term growth and profitability of the Company.

     Under the Plan, the Company sells shares to Participants at a price equal to 85% of the lesser of the fair market value of Common Stock on (i) the first trading day of a three-month offering period (a "Purchase Period") or (ii) the last trading day of the Purchase Period. As of September 15, 1997, the last date of enrollment during the Purchase Period currently in effect, x,xxx employees of the Company were participating in the Plan. The Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan currently covers an aggregate of 675,000 shares of Common Stock, subject to appropriate adjustment in the case of any stock dividend, stock split, combination of shares, exchange of shares, merger, reorganization, consolidation, or other similar corporate transaction affecting the Common Stock. Through September 30, 1997, xxx,xxx shares have been issued pursuant to the terms of the Plan. This proposal would amend the Plan to increase the number of aggregate shares from 675,000 to 1,175,000, or a 500,000 share increase.

GENERAL

     Shares issued pursuant to the terms of the Plan may be authorized but unissued shares, reacquired shares or shares bought on the market. Such shares may be acquired by Plan Participants at any time on the last day of the applicable Purchase Period, subject to availability of such shares.

     The Plan is administered by the Compensation Committee of the Board of Directors. No member of the Board of Directors will be eligible to participate in the Plan during his or her period of Compensation Committee service. The Compensation Committee determines the commencement and termination date of the offering of Common Stock under the Plan and is authorized, among other things, to interpret the terms of the Plan, establish and revoke rules for the administration of the Plan and correct or reconcile any defect or inconsistency in the Plan.

     The Compensation Committee may delegate all or part of its authority to administer the Plan to the Plan Administrator, who may in turn delegate the day-to-day operations of the Plan to a brokerage firm. Such brokerage firm will establish and maintain, as agent for the Participants, accounts for the purpose of holding shares of Common Stock and/or cash contributions as may be necessary or desirable for the administration of the Plan.

     All employees of the Company, and its majority-owned subsidiaries, including officers and directors who are full-time employees, who are at least eighteen years old are eligible to participate in the Plan, except that no employee may participate in the Plan (i) if, following a grant of purchase rights under the Plan, the employee would own, directly or by attribution, stock, purchase rights or other stock options to purchase stock representing 5% or more of the total combined voting power or value of all classes of the Company's stock, or (ii) to the extent a grant of purchase rights under the Plan would permit the employee's rights to purchase stock under all the Company's Code Section 423 employee stock purchase plans to accrue at a rate exceeding $25,000.00, based on the fair market value of the stock (at the time of grant), for each calendar year in which such purchase right is outstanding.

     In each year that the Plan is in effect, there will be four three-month Purchase Periods each calendar year, beginning January 1, April 1, July 1 and October 1. After initial enrollment in the Plan, the Participant will be automatically re-enrolled in the Plan for subsequent Purchase Periods unless he or she files a notice of withdrawal 15 days prior to the end of the current Purchase Period, terminates employment or otherwise becomes ineligible to participate in the Plan.

     When enrolling in the Plan, the employee must elect either (i) a fixed payroll deduction or (i) a percentage rate at which he or she will make payroll contributions for the purchase of Common Stock pursuant to the Plan, ranging from 1% to 25% of their regular gross salary for the applicable payroll period, with a minimum deduction of $10.00 per pay period and a maximum aggregate deduction of $25,000.00 per year. The contribution rate elected by a Participant will continue in effect until modified by the Participant, except that a Participant may not increase a previously elected contribution rate during a given Purchase Period. Eligible employees may participate in the Plan and purchase shares only by means of payroll deductions, except for employees on approved leaves of absence.

     On the first day of each Purchase Period, a Participant is deemed to have been granted a purchase right to purchase on the last day of the Purchase Period as many full shares of Common Stock as such Participant will be able to purchase with the payroll deductions credited to such Participant's account during such period. A Participant, however, may not purchase more than 1,000 shares of Common Stock for any particular Purchase Period.

     The amounts deducted will be credited to the Participant's account under the Plan, but no actual separate account will be established by the Company to hold such amounts. There will be no interest paid on the balance outstanding in a Participant's account.

     A Participant may withdraw from the Plan, by providing written notice to the Plan Administrator at any time prior to 15 days before the end of the current Purchase Period. The Participant may elect to immediately terminate his or her outstanding purchase rights, and such withdrawal will become effective by the tenth day following the Plan Administrator's receipt of the Participant's notice of withdrawal, at which time all outstanding purchase rights will be terminated and all accumulated payroll deductions will be refunded without penalty. Alternatively, the Participant may elect to continue his or her participation in the Plan through the end of the current Purchase Period, and thus exercise such Participant's outstanding purchase rights at the end of the current Purchase Period, but terminate his or her participation in the Plan for subsequent Purchase Periods. Payroll deductions for such a Participant will continue until the end of the current Purchase Period. After the end of the current Purchase Period, no further purchase rights will be granted to the Participant, and no further payroll deductions will be made.

     A Participant will not be eligible to rejoin the Plan for the Purchase Period underway at the time of withdrawal, and will have to re-enroll in the Plan should such individual wish to resume participation in a subsequent Purchase Period; provided, however, that such Participant may not re-enroll in the Plan earlier than 90 days after the effective date of such withdrawal.

     If a Participant ceases to be an employee of the Company for any reason during a Purchase Period, his or her outstanding purchase right will immediately terminate, and all sums previously collected from such Participant during such Purchase Period under the terminated purchase right will be refunded.

     Neither payroll deductions credited to a Participant's account nor any purchase rights or other rights to acquire Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of by Participants other than by will or the laws of descent and distribution and, during the lifetime of a Participant, purchase rights may be exercised only by the Participant.

     Any brokerage fees and commissions for the purchase of Common Stock under the Plan (including shares of Common Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commission for the sale of shares of Common Stock acquired under the Plan by a Participant will be borne by such Participant.

     The Compensation Committee may terminate or amend the Plan at any time; provided, however, such termination or amendment may not affect or change purchase rights previously granted under the Plan without the consent of the affected Participant, and any amendment that materially increases the benefits or number of shares under the Plan (except for certain allowable adjustments in the event of changes to the Company's capital structure or for changes authorized by the Plan to be made by the Compensation Committee or the Plan Administrator) or materially modifies the eligibility requirements of the Plan is subject to shareholder approval. If not sooner terminated by the Compensation Committee, the Plan will terminate at the time purchase rights have been exercised with respect to all shares of Common Stock reserved for grant under the Plan.

     On October 10, 1997, the last reported sale price of the Common Stock on the NASDAQ National Market System was $xx.xx per share.

FEDERAL TAX CONSEQUENCES

     The Plan is intended to be an "employee stock purchase plan" as defined in
Section 423 of the Code. This Section provides that a Participant in the Plan need not pay any federal income tax upon joining the Plan or upon receipt of shares of Common Stock under the Plan. At the time the Participant sells shares, however, he or she is required to pay federal income tax on the difference, if any, between the price at which the Participant sells the shares and the price the Participant paid for them, determined as follows. If the shares are sold by the Participant more than twenty-four (24) months after the grant of the purchase right and the market price of the shares on the date they are sold is equal to or less than the price paid for the shares under the Plan, no taxable income results. If the shares are sold more than 24 months after the grant of the purchase rights and if the market price of the shares on the date that they are sold is higher than the price paid under the Plan, the Participant must pay federal income tax at ordinary income rates calculated on the lesser amount of (i) the excess of the market price of the shares on the date the purchase right is granted over the exercise price or (ii) the excess of the amount actually received for the shares over the price paid for them. If the Participant sells the shares within such 24-month period, the Participant must pay federal income tax at ordinary income rates on the amount of the difference between the actual purchase price and the market price of the shares on the date of purchase (i.e., the Exercise Date). Any gain realized, in addition to that on which taxes at ordinary income rates is paid, will be taxed at capital gain rates.

     Only if the Participant sells the stock within twenty-four (24) months following the grant of a purchase right will the Company be entitled to a deduction for federal income tax purposes and, in such event, the deduction will equal the difference between the actual purchase price and the fair market value of the shares on the date of purchase (i.e., the Exercise Date). Availability of such deduction will be subject to the Company satisfying any applicable withholding requirements. In the case of a Participant who is one of the five most highly compensated employees of the Company, however, no deduction will be available to the Company to the extent the ordinary compensation income recognized by the Participant during a year on account of a sale of shares acquired under the Plan, plus the other ordinary compensation recognized by the Participant during the year, exceeds $1 million.

     Contributions deducted from Participants' paychecks and applied to the purchase of shares under the Plan will be taxable to the Participants, and no offsetting deduction will be available to them.

     The Plan is not intended to be a qualified pension, profit sharing, or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and accordingly is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

     The Board of Directors recommends a vote FOR this proposal.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers initial reports of ownership and reports of changes in ownership of stock of the Company.

     To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended July 31, 1997, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with; except that one report, covering one transaction made by Mrs. Marcia Applebaum, spouse of Eugene Applebaum, was filed late by Eugene Applebaum.

                           PROPOSALS BY SHAREHOLDERS

     Any proposal of a Shareholder intended to be presented at the Annual Meeting of Shareholders to be held in 1998,must be received by the Company by July 2, 1998, to be eligible for inclusion in the Proxy Statement for the Meeting. Proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act.

                                            By Order of the Board of Directors,

                                            Gilbert C. Gerhard, Secretary

Troy, Michigan
October 30, 1997

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE                        With-   For All
                                       For    hold    Except                                              For  Against  Abstain

1.  Election of Directors              / /    / /     / /          2.  Approval of the amendment to       / /    / /     / /
                                                                       the Restated Articles of
    EUGENE APPLEBAUM     MARKUS M. ERNST                               Incorporation to increase
    GILBERT C. GERHARD   DAVID B. HERMELIN                             authorized shares from
    SPENCER M. PARTRICH  LAURIE M. SHAHON                              40,000,000 to 100,000,000.
    SAMUEL VALENTI III
                                                                   3.  Approval of the amendment to       / /    / /     / /
                                                                       the 1996 Stock Option Plan to
                                                                       increase by 3,000,000 shares
If you do not wish your shares voted "FOR" a particular nominee,       the number of shares available
mark the "For All Except" box and strike a line through the            for grant.
nominee(s) name. Your shares will be voted for the remaining
nominee(s).                                                        4.  Approval of the amendment to       / /    / /     / /
                                                                       the Employee Stock Purchase Plan
     RECORD DATE SHARES:                                               to increase by 500,000 shares
                                                                       the number of shares available
                                                                       for purchase.

                                                                   5.  In their discretion with respect
                                                                       to any other matters that may
                                                                       properly come before the meeting.

                                                                   Mark box at right if comments or       / /
                                                                   address change have been noted
                                                                   on the reverse side of this card.

                                                                   The undersigned hereby acknowledges
                                                                   receipt of the Annual Report of Arbor
                                                                   Drugs, Inc. for the fiscal year ended
                                                                   July 31, 1997 and the Proxy Statement
                                                                   dated October 30, 1997 enclosed herewith.
                                                 -----------------
 Please be sure to sign and date this Proxy.     | Date          |
 ----------------------------------------------------------------|
|                                                                |
|                                                                |
 ----Shareholder sign here------------------Co-owner sign here---

------------------------------------------------------------------------------------------------------------------------------------
       DETACH CARD



                              ARBOR DRUGS, INC.


The undersigned hereby appoints Eugene Applebaum and Markus M. Ernst, and each of them, the proxies of the undersigned, with full power of substitution, to vote all shares of $.01 par value Common Stock of Arbor Drugs, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan on December 2, 1997, and at any and all adjournments thereof.

The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, this proxy will be voted for the election of directors.

Comments/Address Change:_____________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________